Exhibit 23.1

Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Registration Statement on Form S-3 of our report dated January 16, 1998, which appears on page 32 of the 1997 Annual Report to Shareholders of Potomac Electric Power Company, which is incorporated by reference in Potomac Electric Power Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 49 of such Annual Report on Form 10-K. We also hereby consent to the incorporation by reference of our report dated January 25, 1999, which appears on page 38 of
Exhibit 99 of the Current Report on Form 8-K of Potomac Electric Power Company dated January 29, 1999, which Form 8-K is incorporated by reference in the Prospectuses. We also consent to the references to us under the headings "Experts" in such Prospectuses.



/s/  PricewaterhouseCoopers LLP
Washington, D.C.
February 8, 1999